Vertex Energy, Inc. 8-K

Exhibit 99.1

Excerpts from the Preliminary Offering Memorandum of
Vertex Energy, Inc., Dated October 25, 2021

Special note regarding forward-looking statements

This private placement memorandum and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as defined in the U.S. Private Securities Litigation Reform Act of 1995, that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect our results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed in the section titled “Risk Factors” included in this private placement memorandum and the documents incorporated by reference herein. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this private placement memorandum, and the documents that we incorporate by reference in this private placement memorandum, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this private placement memorandum may include statements about:

•	risks associated with our credit facilities, including amounts owed, restrictive covenants, security interests thereon and our ability to repay such facilities and amounts due thereon when due;
•	the level of competition in our industry and our ability to compete;
•	our ability to respond to changes in our industry;
•	the loss of key personnel or failure to attract, integrate and retain additional personnel;
•	our ability to protect our intellectual property and not infringe on others’ intellectual property;
•	our ability to scale our business;
•	our ability to maintain supplier relationships and obtain adequate supplies of feedstocks;
•	our ability to obtain and retain customers;
•	our ability to produce our products at competitive rates;
•	our ability to execute our business strategy in a very competitive environment;
•	trends in, and the market for, the price of oil and gas and alternative energy sources;
•	our ability to maintain our relationship with KMTEX, Ltd., and Bunker One (USA) Inc;
•	the impact of competitive services and products;
•	our ability to integrate acquisitions;
•	risks associated with our planned sale of significantly all of our used motor oil assets and operations and the planned acquisition of a refinery located in Mobile, Alabama, as disclosed in further detail in the materials incorporated by reference herein;
•	our ability to maintain insurance;
•	the outcome of current, and potential future litigation, and judgments and settlements associated therewith;
•	changes in environmental and other laws and regulations and risks associated with such laws and regulations;
•	economic downturns both in the United States and globally;
•	risk of increased regulation of our operations and products;
•	negative publicity and public opposition to our operations;
•	disruptions in the infrastructure that we and our partners rely on;
•	our ability to effectively integrate acquired assets, companies, employees or businesses and liabilities associated with acquired companies, assets or businesses;
•	interruptions at our facilities;
•	unexpected changes in our anticipated capital expenditures resulting from unforeseen required maintenance, repairs, or upgrades;
•	prohibitions on borrowing and other covenants of our debt facilities;
•	our ability to effectively manage our growth;
•	decreases in global demand for, and the price of, oil, due to COVID-19, and/or state, federal and foreign responses thereto;
•	our ability to acquire third-party feedstocks on commercially reasonable terms;
•	risks associated with COVID-19, the global efforts to stop the spread of COVID-19, potential downturns in the U.S. and global economies due to COVID-19 and the efforts to stop the spread of the virus, and COVID-19 in general;
•	the lack of capital available on acceptable terms to finance our continued growth; and
•	other risk factors included under “Risk Factors” below, in our Annual Report and the Second Quarter 10-Q (as defined herein), and in our Definitive Proxy Statement on Schedule 14A as filed with the SEC on September 8, 2021, each of which are incorporated by reference herein.

The forward-looking statements in this private placement memorandum, including the documents incorporated by reference herein, represent our views as of the date of this private placement memorandum, the date of the applicable incorporated document or as otherwise indicated. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this private placement memorandum, the date of the applicable incorporated documents, or such other date as indicated.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this private placement memorandum. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

Summary

This summary highlights information contained elsewhere, or incorporated by reference, in this private placement memorandum and does not contain all the information you should consider in making your investment decision. Before deciding to purchase any of the notes, you should read this summary together with the more detailed information elsewhere in this private placement memorandum and the documents incorporated by reference herein. You should carefully consider, among other things, (i) the matters discussed in “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” in each case, included elsewhere in this private placement memorandum, and (ii) our consolidated financial statements and related notes and the matters discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case, included in our Annual Report on Form 10-K for the year ended December 31, 2020 (our “Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 (our “Second Quarter 10-Q”), and in “Risk Factors” in our Definitive Proxy Statement on Schedule 14A as filed with the SEC on September 8, 2021, which are incorporated by reference in this private placement memorandum. Unless the context otherwise requires, references in this private placement memorandum to “Vertex,” the “Company,” “we,” “us,” and “our” refer to Vertex Energy, Inc. and its consolidated subsidiaries.

Overview

Based in Houston, Texas, we are a specialty refiner of alternative feedstocks and marketer of high-purity refined products. We are one of the largest processors of used motor oil in the United States, with operations located in Houston and Port Arthur (TX), Marrero (LA) and Heartland (OH). We also co-own a leased facility, Myrtle Grove, located on a 41-acre industrial complex along the Gulf Coast in Belle Chasse, Louisiana, with existing hydro-processing and plant infrastructure assets, that include nearly nine million gallons of storage.

We are an environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Our primary focus is recycling used motor oil and other petroleum by-products. We are engaged in operations across the entire petroleum recycling value chain including collection, aggregation, transportation, storage, re-refinement, and sales of aggregated feedstock and re-refined products to end users. We operate in three segments: (1) Black Oil, (2) Refining and Marketing, and (3) Recovery.

We currently provide our services in 15 states, primarily in the Gulf Coast, Midwest and Mid-Atlantic regions of the United States. For the rolling twelve-month period ending June 30, 2021, we aggregated approximately 82.5 million gallons of used motor oil and other petroleum by-product feedstocks and managed the re-refining of approximately 71.9 million gallons of used motor oil with our proprietary vacuum gas oil (“VGO”) and Base Oil (lubrication grade oils initially produced from refining crude oil (mineral base oil) or through chemical synthesis (synthetic base oil)) processes.

In May 2014, we acquired our Marrero, Louisiana facility, which facility re-refines used motor oil and also produces VGO, and the Myrtle Grove re-refining complex in Belle Chasse, Louisiana (which is now owned by a special purpose entity in which we own an approximate 85% interest that will increase to 100% simultaneously with closing of the Sale Transaction (discussed below)). In November 2014, we acquired our Columbus, Ohio facility, which facility re-refines used motor oil and produces a base oil product that is sold to lubricant packagers and distributors (which is now owned by a special purpose entity in which we own an approximate 35% interest that will increase to 100% simultaneously with the closing of the Sale Transaction (discussed below)).

Upon completion of the Mobile Acquisition with the Seller (as defined below) and the Sale Transaction with Safety-Kleen, our core asset will be the 91,000 barrel-per-day Mobile Refinery.  While the Mobile Refinery has the optionality to run as a stand-alone, conventional refinery, upon completion of the two transactions, we expect to initiate an approximately $85.0 million capital project designed to modify the refinery's hydrocracking unit to produce renewable diesel (the “Conversion”), and plan to pay approximately $13.0 million of this amount prior closing of the Mobile Acquisition, in connection with engineering services and for the initial payments of purchase orders for long lead-time equipment associated with the Conversion. Upon completion of the Conversion, which we expect to conclude by year-end 2022, we anticipate the Mobile Refinery will produce an incremental 10,000 barrels per day of renewable diesel, increasing to 14,000 bpd by mid-year 2023, while continuing to supply conventional fuels to the regional market.

The conversion of the hydrocracking unit to produce renewable diesel will require approximately nine months, during which the unit is expected to remain operational for the first five while engineering and procurement is underway prior to on-site construction.  The total estimated cost to complete the Conversion is estimated to be less than a similarly sized greenfield projects, as an operating hydrocracker is already in place.  Primary feedstocks may include soybean oil, distiller corn oil, tallow, yellow wax, grease and used cooking oil.

We intend to enter into a crude oil supply agreement with the Seller for an initial term of five years upon closing the Mobile Acquisition.  We also intend to enter into a multi-year product off-take agreement with the Seller, while continuing to supply marine fuels to Bunker One (USA) Inc. (“Bunker One”) under an existing 10-year agreement.  Under the agreements, the Seller and Bunker One will purchase 100% of the Mobile Refinery’s conventional fuels production.

Separately, we expect to source renewable diesel feedstock through a multi-year agreement with Synergy Supply and Trading, a subsidiary of Bunker Holding Group, and potentially from our planned Myrtle Grove pre-treatment facility in Belle Chasse, Louisiana.

Concurrent with these off-take arrangements, we intend to enter into a separate, long-term agreement under which Idemitsu Apollo Renewable Corporation, a wholly owned California-based subsidiary of Idemitsu Kosan, will purchase 100% of the Mobile Refinery’s renewable diesel production on a “take-or-pay” basis.

Black Oil Segment

Our Black Oil segment is engaged in operations across the entire used motor oil recycling value chain including collection, aggregation, transportation, storage, refinement, and sales of aggregated feedstock and re-refined products to end users. We collect and purchase used oil directly from generators such as oil change service stations, automotive repair shops, manufacturing facilities, petroleum refineries, and petrochemical manufacturing operations. We own a fleet of 41 collection vehicles, which routinely visit generators to collect and purchase used motor oil. We also aggregate used oil from a diverse network of approximately 50 suppliers who operate similar collection businesses to ours.

We manage the logistics of transport, storage and delivery of used oil to our customers. We own a fleet of 30 transportation trucks and more than 80 aboveground storage tanks with over 8.6 million gallons of storage capacity. These assets are used by both the Black Oil segment and the Refining and Marketing segment. In addition, we also utilize third parties for the transportation and storage of used oil feedstocks. Typically, we sell used oil to our customers in bulk to ensure efficient delivery by truck, rail, or barge. In many cases, we have contractual purchase and sale agreements with our suppliers and customers, respectively. We believe these contracts are beneficial to all parties involved because they ensure that a minimum volume is purchased from collectors and generators, a minimum volume is sold to our customers, and we are able to minimize our inventory risk by a spread between the costs to acquire used oil and the revenues received from the sale and delivery of used oil. At our Marrero, Louisiana facility, we produce a VGO product that is sold to refineries as well as to the marine fuels market. At our co-owned Columbus, Ohio facility (Heartland Petroleum), we produce a base oil product that is sold to lubricant packagers and distributors.

Refining and Marketing Segment

Our Refining and Marketing segment is engaged in the aggregation of feedstock, re-refining it into higher value-end products, and selling these products to our customers, as well as related transportation and storage activities. We aggregate a diverse mix of feedstocks including used motor oil, petroleum distillates, transmix (a mix of transportation fuels, usually gasoline and diesel, created by mixing different specification products during pipeline transportation, stripping fuels from barges and bulk fuel terminals) and other off-specification chemical products. These feedstock streams are purchased from pipeline operators, refineries, chemical processing facilities and third-party providers, and are also transferred from our Black Oil segment. We have a toll-based processing agreement in place with KMTEX, Ltd. (“KMTEX”) to re-refine feedstock streams, under our direction, into various end products that we specify. KMTEX uses industry standard processing technologies to re-refine our feedstocks into pygas (a high-octane blendstock for motor gasoline or a feedstock for an aromatics extraction unit), gasoline blendstock (a bulk liquid component combined with other materials to produce a finished petroleum product) and marine fuel cutterstock (fuel oil used as a blending agent for other fuels to, for example, lower viscosity). We sell all of our re-refined products directly to end-customers or to processing facilities for further refinement. In addition, we are distributing refined motor fuels such as gasoline, blended gasoline products and diesel used as engine fuels, to third party customers who typically resell these products to retailers and end consumers.

Recovery Segment

Our Recovery segment includes a generator solutions company for the proper recovery and management of hydrocarbon streams, the sales and marketing of Group III base oils and other petroleum-based products, together with the recovery and processing of metals.

Refinery Purchase Agreement

 On May 26, 2021, Vertex Energy Operating, LLC (“Vertex Operating”), our wholly-owned subsidiary, entered into a definitive Sale and Purchase Agreement (the “Refinery Purchase Agreement,” and the transactions contemplated thereby, the “Mobile Acquisition”) with Equilon Enterprises LLC d/b/a Shell Oil Products US and/or Shell Chemical LP and/or Shell Oil Company (“Seller”), to purchase the Seller’s Mobile, Alabama refinery, certain real property associated therewith, and related assets, including all inventory at the refinery as of closing and certain equipment, rolling stock, and other personal property associated with the Mobile refinery (collectively, the “Mobile Refinery”). The Mobile Refinery is located on an 800+ acre site in the city and county of Mobile, Alabama. The 91,000 barrel-per-day nameplate capacity Mobile Refinery is capable of sourcing a flexible mix of cost-advantaged light-sweet domestic and international feedstocks. Approximately 70% of the refinery’s current annual production is distillate, gasoline and jet fuel, with the remainder being vacuum gas oil, liquefied petroleum gas and other products. The facility distributes its finished product across the south-eastern United States through a high-capacity truck rack, together with deep and shallow water distribution points capable of supplying waterborne vessels.

In addition to refining assets, the transaction will include the acquisition by us of approximately 3.2 million barrels of inventory and product storage, logistics and distribution assets, together with more than 800+ acres of developed and undeveloped land.

The initial base purchase price for the assets is $75.0 million. In addition, we will also pay for the hydrocarbon inventory located at the Mobile Refinery, as valued at closing, and the purchase price is subject to other customary purchase price adjustments and reimbursement for certain capital expenditures, resulting in an expected total purchase price of approximately $86.7 million. As described herein, we also plan to undertake certain engineering services and the initial payments of purchase orders for long lead-time equipment associated with the Conversion in advance of the closing of the Mobile Acquisition in the approximate amount of $13.0 million. Upon completion of the Mobile Acquisition, and provided that our fundraising initiatives are successful, we plan to follow through with completion of the Conversion at an additional cost of approximately $72.0 million, for a total cost of the Conversion of approximately $85.0 million. In connection with the execution of the Refinery Purchase Agreement, and as a required term and condition thereof, Vertex Operating provided the Seller a promissory note in the amount of $10.0 million, which has been paid (the “Deposit”). In the event of the closing of the transactions contemplated by the Refinery Purchase Agreement, the Deposit and any interest thereon is credited against the purchase price due to the Seller. In the event the Refinery Purchase Agreement is terminated, the Deposit is non-refundable except as more particularly described in the Refinery Purchase Agreement, which provides that in some circumstances we may receive a complete refund of the Deposit or must pay a portion of (or in some cases all) the costs for the Swapkit (as defined below) and/or the audit of the Seller’s operations.

The Refinery Purchase Agreement is subject to termination prior to closing under certain circumstances, and may be terminated: at any time prior to the closing date by the mutual consent of the parties; by Vertex Operating or the Seller in the event the closing has not occurred by May 26, 2022 (the “Refinery Purchase Outside Date,” subject to extensions as discussed in the Refinery Purchase Agreement), in the event such failure to close is not a result of Vertex Operating’s or the Seller’s breach of the agreement, respectively, or the failure to obtain any government consent; by Vertex Operating or the Seller, if the other party has breached any representation, warranty or covenant set forth in the agreement, subject to certain cases to the right to cure such breach, or required regulatory approvals have not been received as of the Refinery Purchase Outside Date.

The Refinery Purchase Agreement provides that if all conditions to closing are satisfied other than government approvals and required permits and registrations, then the Refinery Purchase Outside Date is extended to such date as the parties mutually agree; provided, however, in the event the parties do not mutually agree, then the Refinery Purchase Outside Date will be automatically extended to May 26, 2023.

The Mobile Acquisition is expected to close in the first quarter of 2022, subject to satisfaction of customary closing conditions. We anticipate financing the Mobile Acquisition with the net proceeds from this offering, a term debt facility, a working capital facility and funds from the Sale Agreement (as defined below). We have not entered into any agreement regarding the revised terms with the Seller, and such terms may not be available pending final documentation, if at all. The conditions to the closing of the Mobile Acquisition may not be met, and such closing may not ultimately occur on the terms set forth in the Refinery Purchase Agreement, if at all.

In connection with the entry into the Refinery Purchase Agreement, Vertex Operating and the Seller entered into a Swapkit Purchase Agreement (the “Swapkit Agreement”). Pursuant to the Swapkit Agreement, Vertex Operating agreed to fund a technology solution comprising the ecosystem required for us to run the Mobile Refinery after closing (the “Swapkit”), at a cost of $8.7 million, which is payable at closing (subject to certain adjustments), or in certain circumstances, upon termination of the Refinery Purchase Agreement.

Investors in the notes should review the audited financial statements of the Mobile Refinery for the years ended December 31, 2020, 2019 and 2018 and the unaudited financial statements for the six months ended June 30, 2021 and 2020 (collectively, the “Mobile Refinery Financial Statements”), which will be separately provided.

Used Motor Oil Asset Sale Agreement

On June 29, 2021, we entered into an Asset Purchase Agreement (the “Sale Agreement” and the transactions contemplated therein, the “Sale Transaction” or the “Sale”) with Vertex Operating, Vertex Refining LA, LLC (“Vertex LA”), Vertex Refining OH, LLC (“Vertex OH”), Cedar Marine Terminals, L.P. (“CMT”), H & H Oil, L.P. (“H&H”), as sellers, and Safety-Kleen Systems, Inc., as purchaser (“Safety-Kleen”), dated as of June 28, 2021. Pursuant to the Sale Agreement, Safety-Kleen agreed to acquire our Marrero used oil refinery in Louisiana (currently owned by Vertex LA); our Heartland used oil refinery in Ohio (currently owned by Vertex OH); our H&H and Heartland used motor oil (“UMO”) collections business; our oil filters and absorbent materials recycling facility in East Texas; and the rights CMT holds to a lease on the Cedar Marine terminal in Baytown, Texas, and our NickCo filter recycling plant, which mainly consist of our Black Oil Segment (discussed above) (collectively, the “UMO Business”).

The initial base purchase price for the assets is $140.0 million, which is subject to customary adjustments to account for working capital, taxes and assumed liabilities.

The Sale Agreement also requires us to place shares of common stock with a value of $7.0 million into escrow for a period of 18 months following the closing (the “Escrow Period”), in order to satisfy any indemnification claims made by Safety-Kleen pursuant to the terms of the Sale Agreement. Such shares are to be valued at the volume weighted average price of our common stock for the ten consecutive trading days ending on and including the closing date (the “10-Day VWAP”). On the last day of each fiscal quarter during the Escrow Period, the value of the shares of common stock held in escrow will be calculated (based on the 10-Day VWAP, using the last day of each quarter as the ending trading day in lieu of the closing date), and if such value is less than $7.0 million (less any value of shares released from escrow to satisfy indemnification claims under the Sale Agreement, based on the 10-Day VWAP ending on the trading day immediately prior to the date any such shares are released from escrow), we are required to deposit additional shares into escrow such that the value of shares held in the escrow account is at least $7.0 million at all times. Upon termination of the Escrow Period, any shares remaining in escrow (subject to pending claims) will be returned to us for cancellation.

The Sale Agreement is subject to termination prior to closing under certain circumstances, and may be terminated: at any time prior to the closing date by the mutual consent of the parties; by Safety-Kleen in the event the closing has not occurred by December 31, 2021 (the “Sale Agreement Outside Date” subject to certain extensions as discussed in the Sale Agreement), in the event such failure to close is not a result of Safety-Kleen’s breach of the agreement, provided that if the failure to close is the result of the failure to obtain certain government consents or if we fail to obtain the required stockholder approval for the transaction, either party may extend the Sale Agreement Outside Date for up to an additional 90 days; by us or Safety-Kleen, if the other party has breached the agreement, subject in certain cases to the right to cure such breach; by us if it becomes apparent that the closing of the Sale Agreement will not occur due to certain reasons, including if any of Safety-Kleen’s required conditions to closing will not be fulfilled by the Sale Agreement Outside Date, unless such failure is the result of our actions. In the event that the Sale Agreement is terminated as a result of the failure of our stockholders to approve the transaction, we are required to reimburse all of Safety-Kleen’s out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred in connection with the authorization, preparation, negotiation, execution and performance of the Sale Agreement and the transactions contemplated therein (the “Reimbursement”). On September 28, 2021, our stockholders approved the Sale Agreement and the transactions contemplated therein at a special meeting of stockholders held for such purpose.

If Safety-Kleen terminates the Sale Agreement for certain reasons, including in certain cases due to a breach of the agreement by us, in the event we solicit other competing transactions or take other similar actions, or the our board of directors refuses to complete the transaction due to a competing transaction, then we are required to pay Safety-Kleen a break-fee of $3.0 million (the “Break-Fee”), less amounts paid as Reimbursement, which will be the sole remedy of Safety-Kleen in such situation.

The Sale Agreement is expected to close on the first Friday that is not less than two business days following satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”). We are currently responding to inquiries received from the Federal Trade Commission (the “FTC”), which is not required to rule on the matter until the expiration of 30 days following submission of our responses which is not expected to occur before November 30, 2021, if then. The conditions to the closing of the Sale Agreement may not be met, and such closing may not ultimately occur on the terms set forth in the Sale Agreement, if at all.

Following the closing of the Sale, we will still have operating assets consisting of our Refining and Marketing segment, which consists primarily of (a) the sale of pygas (pyrolysis gasoline, an aromatics-rich gasoline stream produced in sizeable quantities by an ethylene plant); industrial fuels, which are produced at a third-party facility; and distillates; (b) the operations of Crystal Energy, LLC, our wholesale distributor of gasoline, blended gasoline and diesel for use as engine fuel to operate automobiles, trucks, locomotives and construction equipment; (c) the operations of Vertex Recovery, L.P., a generator solutions company for the recycling and collection of used oil and oil-related residual materials from large regional and national customers throughout the U.S., which facilitates its services through a network of independent recyclers and franchise collectors; and (d) our ownership (increasing from the present 85% to 100%, simultaneously with closing of the Sale and as a result of certain agreements planned to be entered into with Tensile Capital Partners Master Fund LP and its affiliates (“Tensile”) at the closing of the Sale) in Vertex Refining Myrtle Grove LLC, a Delaware limited liability company (“MG SPV”), formed as a special purpose vehicle, which owns the Company’s Belle Chasse, Louisiana re-refining complex (collectively, the “Continuing Operations”).

Investors in the notes should review our unaudited pro forma combined financial statements illustrating the sale of the UMO Business contained in our Definitive Proxy Statement on Schedule 14A as filed with the SEC on September 8, 2021. Investors in the notes should also review our unaudited pro forma combined financial statements illustrating (1) the sale of the UMO Business and (2) the Mobile Acquisition for the years ended December 31, 2021 and December 31, 2020, respectively, as well as the six months ended June 30, 2021, in the section titled “Unaudited Pro Forma Combined Financial Statements”.

Heartland Note

HPRM LLC (“Heartland SPV”) is a Delaware limited liability company formed as a special purpose vehicle in connection with certain transactions between us and Tensile-Heartland Acquisition Corporation (“Tensile-Heartland”), an affiliate of Tensile Capital Partners Master Fund LP, pursuant to which ownership of our Columbus, Ohio, Heartland facility, which produces a base oil product that is sold to lubricant packagers and distributors, was transferred to Heartland SPV, and Heartland SPV became owned 35% by Vertex Operating and 65% by Tensile-Heartland.

On July 1, 2021, Heartland SPV loaned Vertex Operating $7.0 million, which was evidenced by a Promissory Note (the “Heartland Note”). The Heartland Note accrues interest at the applicable federal rate of interest from time to time, increasing to 12% upon an event of default. Amounts borrowed under the Heartland Note are due on February 28, 2022 or within five days of the closing of the Sale Agreement (whichever is earlier) and may be prepaid at any time without penalty.

Proposed Purchase Agreements with Tensile

Although not a formal condition to the closing of the Sale, the entry by us into mutually acceptable agreements with Tensile to provide for the acquisition by us (through a direct or indirect subsidiary) of 15% of the ownership of MG SPV (which we currently own an indirect 85% interest of) and 65% of the ownership of Heartland SPV (which we currently own an indirect 35% interest of), is a practical condition to the closing of the Sale, as we are required to transfer the Columbus, Ohio, Heartland used oil refinery, currently owned by Heartland SPV, to Safety-Kleen at the closing (collectively, the “Tensile Transactions”).

No formal agreements have been entered into with Tensile to date regarding such Tensile Transactions; however, we believe that the Tensile Transactions will involve our direct or indirect subsidiary (or multiple subsidiaries) entering into (1) a Purchase and Sale Agreement with the subsidiary of Tensile that owns its membership interest in MG SPV (the “Tensile MG Acquisition Corporation”); and (2) a Purchase and Sale Agreement with Tensile-Heartland, pursuant to which we ultimately will own 100% of each of MG SPV and Heartland SPV, respectively, post-closing.

It is currently expected that the purchase price for Tensile-Heartland will be $35.0 million. The purchase price for Tensile MG Acquisition Corporation will be the sum of the Class B Yield (as defined below) plus $4.0 million (which is the amount of invested capital). The “Class B Yield” is the amount accruing on a daily basis, at the rate of twenty-two and one-half percent (22.5%) per annum, compounded quarterly, on the sum of (a) the invested capital ($4.0 million) plus (b) the unpaid Class B Yield thereon for all prior periods. The purchase price for Tensile MG Acquisition Corporation would total approximately $6.54 million on November 1, 2021 and, if not already paid, would total approximately $6.79 million on December 31, 2021.

It is currently expected that the aggregate purchase price for both Tensile MG Acquisition Corporation and Tensile-Heartland will be approximately $41.5 million as of November 1, 2021.

The closing of the Tensile Transactions is expected to take place substantially simultaneously with the closing of the Sale (except for the purchase of Tensile MG Acquisition Corporation, as discussed above, which may occur prior to that transaction). We expect that the agreements associated with the Tensile Transactions will contain customary representations of the parties, covenants and conditions to closing, including certain indemnification obligations as to former officer, director, manager or employee of the acquired entities which are required to be satisfied by us.

The agreements related to the Tensile Transactions have not been entered into to date, and the final terms of the Tensile Transactions and/or the terms and conditions thereof, may be different than the current proposed terms set forth above.

Summary consolidated financial data

The following tables set forth our summary consolidated financial data as of and for the periods presented. We derived the summary consolidated statements of operations data and cash flow data for the fiscal years ended December 31, 2019 and 2020, and the summary consolidated balance sheet data as of December 31, 2019 and 2020, from our audited consolidated financial statements and related notes included in our Annual Report, which is incorporated by reference into this private placement memorandum. We derived the summary consolidated statements of operations data and cash flow data for the six months ended June 30, 2020 and 2021 and the summary consolidated balance sheet data as of June 30, 2021 from our unaudited consolidated financial statements included in our Second Quarter 10-Q, which is incorporated by reference into this private placement memorandum. We derived the summary consolidated balance sheet data as of June 30, 2020 from unaudited consolidated financial statements that are not incorporated by reference into this private placement memorandum. We have prepared the unaudited consolidated financial statements on the same basis as the audited consolidated financial statements, and the unaudited consolidated financial statements include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes included in our Annual Report and the Second Quarter 10-Q, which are incorporated by reference into this private placement memorandum. Our historical results are not necessarily indicative of our results in any future period, and the results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year or any other period. Items may not total due to rounding.

	Year Ended December 31,		Six Months Ended June 30,
	2020	2019	2021	2020
	(dollars and shares in thousands, except per share amounts)
Consolidated Statements of Operations:
Gross profit
Revenues	$135,028	$163,366	$123,279	$57,578
Cost of revenues (exclusive of depreciation and amortization shown separately below)	113,766	134,777	96,251	49,035
Depreciation and amortization attributable to costs of revenues	5,090	5,356	2,741	2,416
Gross profit	$16,172	$23,232	$24,286	$6,127
Operating expenses
Selling, general and administrative expenses	26,144	24,182	16,753	12,731
Depreciation and amortization attributable to operating expenses	1,896	1,824	966	932
Total operating expenses	28,040	26,006	17,718	13,663
(Loss) income from operations	(11,868)	(2,774)	6,568	(7,536)
Other income (expense)
Other income	—	920	4,222	—
(Loss) gain on sale of assets	(125)	(74)	—	12
Gain (loss) on change in value of derivative warrant liability (1)	1,639	(488)	(23,288)	1,588
Total other (expense) income	472	(2,712)	(19,560)	1,038
Loss before income taxes	(11,396)	(5,486)	(12,991)	(6,498)
Net loss.	(11,396)	(5,486)	(12,991)	(6,498)
Net income (loss) attributable to non-controlling interest and redeemable non-controlling interest	640	(437)	5,409	(289)
Net loss attributable to Vertex Energy, Inc.	(12,036)	(5,049)	(18,400)	(6,209)
Accretion of redeemable noncontrolling interest to redemption value (2)	(15,135)	(2,279)	(762)	(12,349)
Accretion of discount on Series B and B1 Preferred Stock (3)	(1,688)	(2,490)	(507)	(1,471)
Dividends on Series B and B1 Preferred Stock	(1,903)	(1,628)	258	(705)
Net loss available to common stockholders	$(30,762)	$(11,446)	$(19,411)	$(20,733)

Loss per share – basic	$(0.68)	(0.28)	(0.39)	(0.46)
Loss per share – diluted	$(0.68)	(0.28)	(0.39)	(0.46)
Shares used in computing loss per share – basic	45,509	40,989	50,210	45,464
Shares used in computing loss per share – diluted	45,509	40,989	50,210	45,464

Balance Sheet Data (end of period):
Cash and cash equivalents	$10,895	$4,100	$14,967	$17,754
Total assets	122,100	120,760	135,108	125,251
Current liabilities	23,850	24,797	30,999	21,492
Long-term debt, net of unamortized finance costs (where applicable)	7,981	12,433	134	7,440
Total liabilities	60,809	69,512	79,577	59,152
Accumulated deficit	(90,009)	(59,247)	(109,420)	(79,979)
Total stockholders’ equity	$5,925	$23,102	$18,503	$15,179

Cash Flow Data:
Net cash (used in) provided by operating activities	$(76)	$2,473	$5,046	$3,712
Net cash used in investing activities	(8,433)	(3,626)	(2,747)	(3,375)
Net cash provided by financing activities	15,305	2,503	1,772	13,318

(1)	Reflects gain (loss) attributable to outstanding warrants to purchase shares of our common stock due to changes in market conditions, which is a non-cash expense. See “Note 9. Preferred Stock and Detachable Warrants” to the unaudited consolidated financial statements included in the Second Quarter 10-Q.
(2)	Related to put/call option agreements with the holders of interests in certain special purpose entities of the Company. See also “Note 14. Share Purchase and Subscription Agreements” to the unaudited consolidated financial statements included in the Second Quarter 10-Q.
(3)	Reflects gain (loss) attributable to the value of the shares of common stock which were previously issuable upon conversion of the Series B Preferred Stock and Series B1 Preferred Stock (which have been converted into common stock in full as of the date of this private placement memorandum) due to changes in market conditions, which is a non-cash expense. See “Note 9. Preferred Stock and Detachable Warrants” to the unaudited consolidated financial statements included in the Second Quarter 10-Q.

Risks Related to the Planned Sale Transaction

The announcement and pendency of the Sale, whether or not completed, may adversely affect the value of our securities, UMO Business and the Continuing Operations.

The announcement and pendency of the Sale may adversely affect the trading price of our common stock and securities, our business or our relationships with clients, customers, suppliers and employees. Third parties may be unwilling to enter into material agreements with respect to the UMO Business or the Continuing Operations. New or existing customers, suppliers and business partners may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers, suppliers and business partners may perceive that such new relationships are likely to be more stable. Additionally, employees working in the UMO Business or the Continuing Operations may become concerned about the future of the UMO Business or the Continuing Operations, as applicable, and lose focus or seek other employment. In addition, while the completion of the Sale is pending, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters.

The Sale Transaction will require significant management resources.

The implementation of the Sale Transaction will require significant time, attention, and resources of our senior management and others within the Company, potentially diverting their attention from the conduct of the Company’s business.

If we fail to complete the Sale, our business and financial performance may be adversely affected.

The completion of the Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Sale by our stockholders (which stockholder approval was obtained on September 28, 2021) and the absence of a material adverse effect on the UMO Business, which may not be satisfied in a timely manner or at all. If the Sale is not completed, we may have difficulty recouping the costs incurred in connection with negotiating the Sale, preparing the Sale Agreement and the proxy statement (and mailing) required in connection therewith. Our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Sale, and we will have incurred significant third-party transaction costs, in each case, without any commensurate benefit, which may have a material and adverse effect on our stock price and results of operations.

In addition, if the Sale is not completed, the Company’s board of directors, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic options including, but not limited to, continuing to operate the UMO Business for the foreseeable future or an alternative sale transaction relating to the UMO Business or the Continuing Operations. An alternative sale transaction, if available, may yield lower consideration than the proposed Sale, be on less favorable terms and conditions than those contained in the Sale Agreement and involve significant delay. Any future sale of all or substantially all of the assets of the Company or other transactions may be subject to further stockholder approval.

Finally, if the Sale is not completed, the announcement of the termination of the Sale Agreement may adversely affect our relationships with customers, suppliers and employees, which could have a material adverse effect on our ability to effectively operate the UMO Business or the Continuing Operations, and we may be required to pay a break-fee of $3.0 million to Safety-Kleen under certain circumstances, each of which could have further adverse effects on our business, results of operations and the trading price of our common stock.

We will be subject to certain contractual restrictions while the Sale Transaction is pending.

The Sale Agreement restricts us from making certain acquisitions and divestitures, entering into certain contracts and taking other specified actions until the earlier of the completion of the Sale Transaction or the termination of the Sale Agreement. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Sale Transaction and could have the effect of delaying or preventing other strategic transactions.

The Sale Agreement limits our ability to pursue alternatives to the Sale.

The Sale Agreement contains provisions that may make it more difficult for us to sell all, or a significant part, of the UMO Business to any party other than Safety-Kleen. These provisions include the prohibition on our ability to solicit competing proposals and the requirement that we pay Safety-Kleen a termination/break-fee of approximately $3.0 million in certain cases, including if (i) (x) Safety-Kleen terminates the Sale Agreement in certain circumstances if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2021 (as such date may be extended by up to 90 days under certain circumstances) under certain circumstances, unless such failure shall be principally due to the failure of Safety-Kleen or (y) as a result of a breach by us of our non-solicitation requirements, whether such breach results from a determination by our board of directors that, in order to fulfill its fiduciary obligations, an acquisition proposal must be considered, or otherwise; or (ii) we refuse to consummate the transactions contemplated by the Sale Agreement under certain circumstances. These provisions could make it less advantageous for a third party that might have an interest in acquiring all of or a significant part of the UMO Business to consider or propose an alternative transaction, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Safety-Kleen.

The Sale Agreement may be terminated in accordance with its terms and the Sale Transaction may not be completed. We may owe the Break-Fee in connection with a termination of the Sale Agreement under certain circumstances.

The completion of the Sale Transaction is subject to the satisfaction or waiver of a number of conditions. These conditions to the closing may not be fulfilled and, accordingly, the Sale Transaction may not be completed. In addition, if the Sale Transaction is not completed by December 31, 2021 unless such failure shall be principally due to the failure of Safety-Kleen to perform or comply with any of the covenants, agreements or conditions thereof to be performed or complied with by it prior to the closing; provided, however, that if, on the Sale Agreement Outside Date, all of the conditions to closing other than the conditions relating to certain required governmental approvals, and relating to stockholder approval, shall have been satisfied or waived, then either Safety-Kleen or the Company has the right to extend the Sale Agreement Outside Date by up to an additional 90 calendar days, either we or Safety-Kleen may choose not to proceed with the Sale Transaction, and the parties can mutually decide to terminate the Sale Agreement at any time prior to the completion of the Sale Transaction, before or after the required stockholder approval is received (which stockholder approval from our stockholders was obtained at a special meeting of stockholders held on September 28, 2021). In addition, we and Safety-Kleen may elect to terminate the Sale Agreement in certain other circumstances. If the Sale Agreement is terminated, we may incur substantial fees in connection with termination of the Sale Agreement (including, in certain circumstances, the payment of the Break-Fee and/or requirement to reimburse the expenses of Safety-Kleen) and will not recognize the anticipated benefits of the Sale Transaction.

Termination of the Sale Agreement could negatively impact us.

If the Sale Agreement is terminated in accordance with its terms and the Sale Transaction is not completed, our ongoing business may be adversely affected by a variety of factors. Our business may be impacted by having foregone other strategic opportunities during the pendency of the Sale Transaction, the failure to obtain the anticipated benefits of completing the Sale Transaction, changes to existing business relationships caused by uncertainties pending the Sale Transaction, payment of certain costs relating to the Sale Transaction and the attention, time and resources of our senior management and other employees devoted to the Sale Transaction, diverting their attention from the conduct of our business. In addition, if the Sale Agreement is terminated under certain circumstances, we may be required to pay the Break-Fee or reimburse certain expenses of Safety-Kleen (which is creditable toward the Break-Fee), depending on the circumstances surrounding the termination. We may also be negatively impacted if the Sale Agreement is terminated and our board of directors is unable to execute an alternative strategic transaction offering equivalent or more attractive benefits than the benefits to be provided in the Sale Transaction.

The parties to the Sale Agreement must obtain certain regulatory approvals in order to complete the Sale Transaction; if such approvals are not obtained or are obtained with conditions, the Sale Transaction may be prevented or delayed or the anticipated benefits of the Sale Transaction could be reduced.

Completion of the Sale Transaction is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. At any time before or after the Sale Transaction is completed, any of the United States Department of Justice, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the Sale Transaction, including seeking to enjoin completion of the Sale Transaction or condition completion of the Sale Transaction upon the divestiture of assets held by us, Safety-Kleen or our or their respective subsidiaries or affiliates. Any such requirements or restrictions may prevent or delay completion of the Sale Transaction or may reduce the anticipated benefits of the Sale Transaction, which could also have a material adverse effect on us.

Risks Related to the Planned Acquisition of the Mobile Refinery

Combining the Mobile Refinery and the Company may be more difficult, costly or time-consuming than expected, and the Company may fail to realize the anticipated benefits of the acquisition of the Mobile Refinery, including expected financial and operating performance of the Company.

The success of the acquisition of the Mobile Refinery will depend, in part, on the Company’s ability to realize anticipated cost savings from combining the businesses of the Company and the Mobile Refinery. To realize the anticipated benefits and cost savings from the Mobile Acquisition, the Company must successfully integrate and combine the business of the Mobile Refinery in a manner that permits those cost savings to be realized. If the Company is not able to successfully achieve this objective, the anticipated benefits of the Mobile Acquisition may not be realized fully or at all or may take longer to realize than expected.

The Company and the Mobile Refinery have operated and, until the completion of the acquisition of the Mobile Refinery, must continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of our ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers and employees or to achieve the anticipated benefits and cost savings. Integration efforts may also divert management attention and resources. These integration matters could have an adverse effect on each of the Company and the Mobile Refinery during this transition period and for an undetermined period after completion of the acquisition of the Mobile Refinery.

We will need to raise significant additional capital to complete the acquisition of the Mobile Refinery, a planned capital project and to pay other expenses associated with the Mobile Refinery.

The initial base purchase price for the Mobile Refinery is $75.0 million, and together with related assets and other costs payable at closing, the total purchase price is expected to be approximately $86.7 million. The funds from this offering that are held in escrow will not be sufficient, on their own, to allow us to complete the acquisition of the Mobile Refinery, and we currently estimate that we will need approximately an additional $53.0 million to complete such acquisition. In addition, Vertex is also required to pay for the hydrocarbon inventory located at the Mobile Refinery, as valued at closing, and the purchase price is subject to other customary purchase price adjustments and reimbursement for certain capital expenditures. As described herein, we also plan to undertake certain engineering services and the initial payments of purchase orders for long lead-time equipment associated with the Conversion in the approximate amount of $13.0 million. Upon completion of the transaction and provided that our fundraising initiatives are successful, we plan to follow through with completion of the Conversion at an additional cost of approximately $72.0 million, for a total cost of the Conversion of approximately $85.0 million. We also anticipate the need for approximately $125.0 million of working capital in connection with the Mobile Refinery. We currently anticipate raising such required funding for the Mobile Acquisition and other items described above through the entry into a secured term loan in the amount of approximately $125.0 million and a secured working capital facility in the amount of approximately $125.0 million. However, we have not entered into any definitive agreements regarding such funding to date, and such funding may not be available on favorable terms, if at all. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our stockholders’ experiencing significant dilution. If such financing is unavailable, we may be unable to complete the acquisition of the Mobile Refinery and/or may be unable to complete the planned capital project. We do not currently plan to use any of the funds obtained through the Sale to pay amounts due in connection with the Mobile Refinery acquisition.

We anticipate financing a portion of the acquisition of the Mobile Refinery by way of a secured term loan, and financing certain working capital and other amounts by way of a secured working capital facility, both of which are expected to be secured by a priority security interests in substantially all of our assets.

As described in the risk factor above, we currently anticipate raising required funding to complete the Mobile Acquisition, to complete a planned capital project thereon, and for working capital, through the entry into a secured term loan in the amount of approximately $125.0 million and a secured working capital facility in the amount of approximately $125.0 million. In the event that such funding is available to us, and we are able to borrow such planned funding, we anticipate our obligations under the debt facilities being secured by a priority security interests in substantially all of our assets, with the term loan being secured by a first priority security interest in the Mobile Refinery, assuming we are successful in closing the acquisition of such refinery, and the working capital facility being secured by a first priority security interest in our inventory and receivables. We further expect that substantially all of our subsidiaries would be required to guarantee our obligations under such loan facilities. As such, our creditors will likely have security interests over our assets and/or our subsidiaries which secure the repayment of such obligations, and in the event we default under such facilities, the lenders may be able to take control of our assets and operations, force a sale of our assets, force us to seek bankruptcy protection, or force us to curtail or abandon our current business plans and operations. If that were to happen, we may not be able to repay the notes and any investment in the Company (including, but not limited to any investment in our common stock) could become worthless.

Our failure to comply with the covenants in any documents governing future indebtedness could materially adversely affect our financial condition and liquidity.

In connection with our planned credit facilities discussed above, we anticipate being subject to certain affirmative and negative covenants and to be subject to financial covenants. A breach of any of these covenants, if uncured or unwaived, could lead to an event of default, which in some circumstances could give our creditors the right to demand that we accelerate repayment of amounts due and/or enforce their rights under the credit agreements. This would likely, in turn, trigger cross-acceleration or cross-default rights in other documents governing our indebtedness. Therefore, in the event of any such breach, we may need to seek covenant waivers or amendments from our creditors or seek alternative or additional sources of financing, and we may not be able to obtain any such waivers or amendments or alternative or additional financing on acceptable terms, if at all. In addition, any covenant breach or event of default could harm our credit rating and our ability to obtain additional financing on acceptable terms. The occurrence of any of these events could have a material adverse effect on our financial condition and liquidity and/or cause our lenders to pursue enforcement remedies available to them under their respective credit agreements which could ultimately result in foreclosure, which would have a material adverse effect on our operations and the value of our securities. As a result, we may be unable to pay amounts due on the notes, including upon maturity, and the value of our common stock may decline in value or become worthless.

Regulatory and other approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the Company following the Mobile Refinery acquisition.

Before the Mobile Acquisition may be completed, applicable approvals may need to be obtained under certain laws and regulations and from various third parties. In deciding whether to grant regulatory clearances and approvals, the relevant governmental entities may consider, among other things, the effect of the Mobile Acquisition on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the Company’s business. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the Mobile Acquisition or that obtaining the consent of such regulators or third parties will not result in additional material costs. In addition, any such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Mobile Acquisition.

Upon the closing of the Mobile Acquisition, we plan to transition the majority of our business operations to those of the Mobile Refinery.

Following the closing of the Mobile Acquisition, we anticipate that the more significant portion of our assets and operations will be related to such Mobile Refinery. Our change in business structure may not be successful. Additionally, our directors and officers may not be able to properly manage our new direction. If our new management fails to properly manage and direct our operations, we may be forced to scale back or abandon our planned operations, which may cause the value of our securities to decline or become worthless.

We will be subject to business uncertainties and contractual restrictions while the Mobile Acquisition is pending.

Uncertainty about the effect of the Mobile Acquisition on employees and partners may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel until the Mobile Acquisition is completed, and could cause partners and others that deal with us to seek to change existing business relationships, cease doing business with us or cause potential new partners to delay doing business with us until the Mobile Acquisition has been successfully completed or terminated. Retention of certain employees may be challenging during the pendency of the Mobile Acquisition, as certain employees may experience uncertainty about their future roles or compensation structure. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, our business following the Mobile Acquisition could be negatively impacted. In addition, the Mobile Acquisition restricts us from making certain acquisitions and taking other specified actions until the Mobile Refinery acquisition is completed without certain consents and approvals. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Mobile acquisition.

The Mobile Acquisition agreement may be terminated in accordance with its terms and the Mobile Acquisition may not be completed.

The Refinery Purchase Agreement is subject to several conditions that must be fulfilled in order to complete the Mobile Acquisition. These conditions to the closing of the Mobile Acquisition may not be fulfilled and, accordingly, the Mobile Acquisition may not be completed. In addition, the parties to the Refinery Purchase Agreement can generally terminate such agreement if the transactions contemplated thereby do not close by May 26, 2022 (subject to certain extension rights), under certain other conditions if the terms of the Refinery Purchase Agreement are breached, and the parties can mutually decide to terminate the Refinery Purchase Agreement at any time.

Litigation could prevent or delay the closing of the Mobile Acquisition or otherwise negatively impact the business and operations of the Company.

The Company may incur costs in connection with the defense or settlement of any stockholder lawsuits filed in connection with the Mobile Acquisition. Such litigation could have an adverse effect on the financial condition and results of operations of the Company and could prevent or delay the consummation of the Mobile Acquisition. Such litigation, affecting the Mobile Refinery and/or the transaction, could delay or prevent the closing of the Mobile Acquisition.

Termination of the Refinery Purchase Agreement could negatively impact the Company.

In the event the Refinery Purchase Agreement is terminated, our business may have been adversely impacted by our failure to pursue other beneficial opportunities due to the focus of management on the Mobile Acquisition, and the market price of our common stock might decline to the extent that the current market price reflects a market assumption that the Mobile Acquisition will be completed. If the Mobile Acquisition is terminated and our board of directors seeks another acquisition or business combination, our stockholders cannot be certain that we will be able to find a party willing to offer equivalent or more attractive consideration than the consideration provided for by the Mobile Acquisition. Upon termination of the Mobile Refinery transaction under certain circumstances, we could lose the $10.0 million deposit that we paid pursuant to the terms of the Refinery Purchase Agreement (which was originally in the form of a note, which has been fully funded to date).

Completion of the Mobile Acquisition is subject to certain conditions, and if these conditions are not satisfied or waived, the acquisition will not be completed.

The obligations of the parties to the Refinery Purchase Agreement to complete such sale and purchase are subject to satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the transaction for a significant period of time or prevent it from occurring. Any delay in completing the acquisition could cause the Company not to realize some or all of the benefits that the Company expects to achieve if the acquisition is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the acquisition will be satisfied or waived or that the acquisition will be completed.

Failure to complete the Mobile Acquisition could negatively impact our stock price and future business and financial results.

If the Mobile Acquisition is not completed, our ongoing business may be adversely affected and we would be subject to a number of risks, including the following:

•	we will not realize the benefits expected from the Mobile Acquisition, including a potentially enhanced competitive and financial position, expansion of assets and therefore opportunities, and will instead be subject to all the risks we currently face as an independent company;
•	we may experience negative reactions from the financial markets and our partners and employees;
•	the Mobile Acquisition places certain restrictions on the conduct of our business prior to the completion of the Mobile Acquisition or the termination of the Mobile Acquisition. Such restrictions, the waiver of which is subject to the consent of the counterparties to such agreement, may prevent us from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Mobile Acquisition; and
•	matters relating to the Mobile Acquisition (including integration planning) may require substantial commitments of time and resources by our management, which would otherwise have been devoted to other opportunities that may have been beneficial to us.

Significant costs are expected to be incurred in connection with the consummation of the Mobile Acquisition and integration of the Company and the Mobile Refinery into a single business, including legal, accounting, financial advisory and other costs.

If the Mobile Acquisition is consummated, the Company is expected to incur significant costs in connection with integrating the Mobile Refinery operations. These costs may include costs for:

•	employee redeployment, relocation or severance;
•	integration of information systems; and
•	reorganization or closures of facilities.

In addition, the Company expects to incur a number of non-recurring costs associated with combining the operations the Mobile Refinery, which cannot be estimated accurately at this time. The Company will also incur transaction fees and other costs related to the Mobile Acquisition. Additional unanticipated costs may be incurred in the integration of the Mobile Refinery. Upon completion of the Mobile Acquisition, and provided that our fundraising initiatives are successful, we plan to complete the Conversion for an additional cost of approximately $72.0 million, which will be the continuation of engineering services and initial payments of purchase orders for long lead-time equipment associated with the Conversion in the amount of approximately $13.0 million that we plan to initiate prior to closing the Mobile Acquisition. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that the Company will be successful in these integration efforts.

Risks Related to our Common Stock

We currently have a sporadic and volatile market for our common stock, and the market for our common stock is and may remain sporadic and volatile in the future.

We currently have a sporadic and volatile market for our common stock, which market is anticipated to remain sporadic and volatile in the future, and will likely be subject to wide fluctuations in response to several factors, including, but not limited to:

•	actual or anticipated variations in our results of operations;
•	our ability or inability to generate revenues;
•	the number of shares in our public float;
•	increased competition; and
•	conditions and trends in the market for oil refining and re-refining services, transportation services and oil feedstock.

Our common stock is currently listed on The Nasdaq Capital Market. Our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock. Stockholders and potential investors in our common stock should exercise caution before making an investment in us, and should not rely solely on the publicly quoted or traded stock prices in determining our common stock value, but should instead determine the value of our common stock based on the information contained in our public reports, industry information, and those business valuation methods commonly used to value private companies.

Additionally, the market price of our common stock historically has fluctuated significantly based on, but not limited to, such factors as general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, and conditions and trends in the industries in which our customers are engaged.

In recent years, the stock market in general has experienced extreme price fluctuations that have oftentimes been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

Our outstanding options, warrants and convertible securities may adversely affect the trading price of our common stock.

As of June 30, 2021, we had (i) outstanding stock options to purchase an aggregate of 4,765,168 shares of common stock outstanding at a weighted average exercise price of $1.87 per share; (ii) outstanding warrants to purchase (x) an aggregate of 1,744,182 shares of common stock at a weighted average exercise price of $1.53 per share and (y) an aggregate of 1,500,000 shares of common stock with an exercise price of $2.25 per share; and (iii) 385,601 outstanding shares of Series A Preferred Stock (which convert on a one-for-one basis (subject to adjustments for stock splits and recapitalizations) into common stock). For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding securities will also dilute the ownership interests of our existing stockholders.

The availability of these shares for public resale, as well as any actual resales of these shares, could adversely affect the trading price of our common stock. We cannot predict the size of future issuances of our common stock pursuant to the exercise of outstanding options or warrants or conversion of other securities, or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales or distributions of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

In addition, the common stock issuable upon exercise/conversion of outstanding convertible securities may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens, the price of our stock will decrease, and any additional shares which stockholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb shares sold by holders of our outstanding convertible securities, then the value of our common stock will likely decrease.

If equity research analysts issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock relies and, in turn, the trading price of the notes will rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price and trading volume of our common stock and, in turn, the notes could decline if one or more equity analysts issue unfavorable commentary or downgrade our common stock or cease publishing reports about us or our business.

We have established preferred stock which can be designated by the board of directors without stockholder approval and have established Series A Preferred Stock, which give the holders thereof a liquidation preference.

 We have 50,000,000 shares of preferred stock authorized, which includes 5,000,000 shares of designated Series A Preferred Stock of which 385,601 shares are issued and outstanding. The Series A Preferred Stock has a liquidation preference of $1.49 per share. As a result, if we were to dissolve, liquidate or sell our assets, the holders of our Series A Preferred Stock would have the right to receive up to the first approximately $0.6 million in proceeds from any such transaction. The payment of the liquidation preferences could result in common stock stockholders not receiving any consideration if we were to liquidate, dissolve or wind up, either voluntarily or involuntarily. Additionally, the existence of the liquidation preference may reduce the value of our common stock, make it harder for us to sell shares of common stock in offerings in the future, or prevent or delay a change of control. Because our board of directors is entitled to designate the powers and preferences of the preferred stock without a vote of our stockholders, subject to Nasdaq rules and regulations, our stockholders will have no control over what designations and preferences our future preferred stock, if any, will have.

Future issuances of our common stock or convertible securities could lower our stock price and dilute the interests of existing stockholders.

We may issue additional shares of our common stock or convertible securities in the future, either in connection with an acquisition or for other business reasons. The issuance of a substantial amount of common stock (or convertible securities) could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement, could have a material adverse effect on the market price of our common stock.

Provisions in our articles of incorporation and bylaws may prevent or delay an acquisition of our company, which could decrease the market value of our common stock.

Provisions of Nevada law, our articles of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable. These provisions may also prevent or delay attempts by stockholders to replace or remove our current management or members of our board of directors. These provisions include:

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, with our stockholders only allowed to fill such a vacancy if not filled by the board;
•	requiring two-thirds of the shareholder vote to remove directors;
•	advance notice requirements for stockholder proposals and nominations;
•	the ability of our board of directors to make, alter or repeal our bylaws; and
•	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine.

As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future, and therefore only appreciation of the price of our common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors, and will be subject to the terms of our future credit agreements, which are expected to prevent us from paying cash dividends on, and/or redeeming, outstanding securities. As a result, likely only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

Description of capital stock

The following descriptions of our capital stock, certain provisions of our articles of incorporation, as amended (the “articles of incorporation”), and our amended and restated bylaws (the “bylaws”), as currently in effect, and certain provisions of Nevada law are summaries. You should also refer to the articles of incorporation and the bylaws we have filed with the SEC.

General

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 are designated as Series A Preferred Stock; 10,000,000 are designated as Series B Preferred Stock; 17,000,000 are designated as Series B1 Preferred Stock; and 44,000 are designated as Series C Preferred Stock. As of the date of this private placement memorandum, there were 63,284,215 outstanding shares of common stock; 385,601 outstanding shares of Series A Preferred Stock, and no outstanding shares of Series B, B1 or C Preferred Stock. As of the date of this private placement memorandum, there were approximately 242 holders of record of shares of our common stock and 74 holders of record of shares of our Series A Preferred Stock.